PRESS RELEASE

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                   THIRD QUARTER EARNINGS
August 5, 2003                                                                 1

NEWS RELEASE
------------

For Immediate Release

Date:           August 5, 2003
Contact:        E. Lee Beard
                President/CEO
Phone:          (570) 459-3706
                (570) 459-3734

NORTHEAST PENNSYLVANIA FINANCIAL CORP. REPORTS THIRD QUARTER FISACAL YEAR 2003 RESULTS.

HAZLETON,  Pa....Northeast Pennsylvania Financial Corp. (the "Company") (NASDAQ:
NEPF), the holding company for First Federal Bank (the "Bank"), reported a net loss of $1.1 million, or $(.28) diluted earnings per share, for the three months ended June 30, 2003, which was a decline from the prior year comparable quarter net income of $944,000, or $.22 diluted earnings per share. All prior period amounts set forth in this release reflect the anticipated restatement of the financial results for those prior periods as discussed below. The decline was primarily due to:

o a $520,000 reduction in non-interest income due to the recognition of a $1.5 million impairment loss related to an equity investment by the Company, partially offset by a $980,000, or 44%, increase in other non-interest income;
o a $974,000 decline in net interest income as a result of an 18% decline in the net interest margin from 2.98% to 2.44%;
o a $124,000 increase in the provision for loan losses due to an increase in classified loans; and
o a $107,500 impairment loss in connection with the closure of three bank offices as of July 1, 2003.

The reported net loss for the June 2003 quarter was also a decline from the $1.0 million net income, or $.26 diluted earnings per share, for the quarter ended March 31, 2003. The decrease was due to:

                                  (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                    THIRD QUARTER EARNINGS
August 5, 2003                                                                 2

o a $240,000 increase in the provision for loan losses due to an increase in classified loans;
o gains realized in the restructure of the investment portfolio in the March quarter of $1.1 million (pre-tax) versus the pre-tax gains realized in the June quarter of $386,000 for continued restructure of the investment portfolio and a partial restructure of the adjustable rate mortgage portfolio;
o the recognition of the $1.5 million impairment loss for an equity investment; and
o       the $107,500  impairment loss  related to the July 2003 office closings.

The net interest margin for the June 2003 quarter of 2.44% was approximately the same as the 2.43% net interest margin for the March 2003 quarter. Net income for the nine months ended June 30, 2003 was $643,000, or $.16 diluted earnings per share, compared to $3.0 million, or $.69 diluted earnings per share for the previous fiscal year period. This decline in net income was a result of the $3.0 million, or 16%, contraction in net interest income due to a decline in the net interest margin from 3.12% to 2.46%, the $1.5 million impairment loss on the equity investment and a $2.8 million increase in operating expenses as a result of the new branding campaign and staffing and occupancy increases. The decline was partially offset by a $139,000, or 7%, reduction in the provision for loan losses, $1.2 million more from gains on sales of investments and loans as well as increases in fees generated from the banking, insurance, investment and trust lines of business.

Financial  Statement  Restatements
----------------------------------

On July 21, 2003, the Company announced it was restating its prior period earnings for the fiscal years from 1998 through 2002 and for the December 2002 and March 2003 quarters to correct errors in the accounting for the indirect auto loan portfolio and purchased mortgage and consumer loan portfolios. E. Lee Beard, President and CEO, noted that the recently identified errors resulted primarily from computer program coding errors that impacted the calculation of interest income earned on the indirect auto loans and from the amortization of the premiums related to purchased mortgage and consumer loans. The earnings discussed throughout this release reflect the proper interest earned rates for these loans. The Company is in the process of preparing an amended form 10-K for fiscal year 2002 and forms 10-Q for the December 2002 and March 2003 quarters. Until such amendments, including restated financial statements, are filed, the Company's previously filed

                                  (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                    THIRD QUARTER EARNINGS
August 5, 2003                                                                 3

periodic annual and quarterly reports, including financial statements and auditor's reports thereon, should not be relied upon.

The anticipated effect of the restatements is to reduce the Company's capital by $3.2 million as of March 31, 2003. This restatement has no impact on the Company's or the Bank's cash flows and the Bank continues to be well-capitalized under regulatory capital requirements. At June 30, 2003, the total tier-1 capital ratio for the Bank was 6.69% and total capital to assets was 7.30% for the company. The accounting errors do not impact any loan customers. The Bank's deposits continue to be insured by the FDIC. Management affirmed that the accounting errors that led to the restatement were unintentional. Steps have been taken to ensure that no other similar system errors have occurred. Staffing, system and procedural changes are being made to ensure such errors do not occur in the future. As part of these changes, the Company hired Mr. Jerry Holbrook as interim CFO and engaged The Outsourcing Partnership LLC to provide internal audit services. Mr. Holbrook previously served as CFO for E-Duction Inc., SVP for First USA Bank and as Controller for WSFS Financial Corp.

Net Interest Income
---------------------

Net interest income for the current quarter decreased $974,000, or 16%, over the prior year comparable quarter. The decrease reflects a 53 basis point decline in the yield on the mortgage portfolio, due to payoffs of higher yielding loans and generally lower interest rates on originated loans, and a 163 basis point decrease in the yield on investments. The decrease in interest income for the quarter was partially offset by a lower cost of deposits due to the current low interest rate environment. Since June 2002, the Bank has increased transaction accounts by 31%, to 40% of total deposits, in an effort to decrease the reliance on higher-rate time deposits. The Company has $15 million in outstanding Trust Preferred Securities (TRUPs) with an interest rate floating with the three-month LIBOR and $7 million outstanding with an interest rate floating with the six-month LIBOR. The $22 million of TRUPs added $267,000 to interest expense for the June 2003 quarter. The Company used a portion of the TRUPs proceeds to purchase $10 million of Bank Owned Life Insurance (BOLI) in April 2002, adding $133,000 of non-interest income during the June 2003 quarter and $445,000 during the nine months ended June 30, 2003. The earnings rate on the BOLI

                                  (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                    THIRD QUARTER EARNINGS
August 5, 2003                                                                 4

adjusts annually in April and was reduced by 1.00% on April 3, 2003.

Net interest income and net interest margin for the three months ended June 30, 2003 were basically comparable to the March 2003 quarter. This was accomplished in the face of generally declining interest rates with a combination of an increase in the higher yielding consumer loan portfolio balances, a reduction in the cost of deposits and the stabilization of cash flows from the investment portfolio restructuring that began in the March 2003 quarter.

The fiscal year-to-date net interest income declined $3.0 million compared to the nine month period ended June 30, 2002, primarily due to the 124 basis point reduction in the yields on the earning assets, mortgage payoffs and an increase in borrowed funds. The reductions were partially offset with declines in costs of deposits and an increase in the investment securities portfolio balances.

Provision for Loan Loss and Asset Quality
-----------------------------------------

The provision for loan losses for the current quarter increased by $124,000, to $850,000, compared to the three months ended June 30, 2002 and increased by $240,000 from the quarter ended March 31, 2003. The increase was primarily attributable to additional reserves established for the increase in classified loans. The ratio of allowance for loan losses to net loans increased to 1.15%, compared to 1.00% at June 30, 2002 and 1.06% at March 31, 2003.

At June 30, 2003, non-performing assets increased by $2.1 million to $6.9 million, or .78% of total assets, compared to $4.8 million, or .53% at September 30, 2002 and from the $5.0 million or .55% level at March 31, 2003, primarily due to a $1.7 million commercial loan that went into bankruptcy. The Bank has previously written off $100,000 of this loan, has established additional reserves and believes this loan is adequately collateralized by the U.S. Dept. of Agriculture and other collateral.

Total delinquencies as of June 30, 2003 for retail mortgage loans, consumer (other than auto), and auto loans were 1.24%, 2.23% and 0.95% of total loans, respectively. Net loan charge-offs were $672,000 for the quarter ended June 30, 2003, compared to net loan charge-offs of $879,000 for the quarter ended June 30, 2002 and $515,000 for the quarter ended March 31, 2003. Net loan charge-offs increased during the quarter due to a change in the method of recognizing impairment loss at

                                  (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                    THIRD QUARTER EARNINGS
August 5, 2003                                                                 5



the time it becomes 90 days delinquent instead of at the time of foreclosure. Net loan charge-offs, as a percentage of total loans for the current quarter, were 13 basis points and for the fiscal year-to-date were 31 basis points.

Non-Interest Income
-------------------

Non-interest income for the current quarter decreased $520,000, or 23%, over non-interest income for the prior year comparable quarter due to the Company's recognition of the $1.5 million impairment loss for its equity investment in convertible preferred stock in a start-up mortgage banking firm specializing in multi-state, small builder loans. The Company purchased $2 million of convertible preferred stock in the company in fiscal 2000. Pre-tax losses of $500,000 had been recognized by the Company previously. The lending firm continues to operate with historical highs in loan commitments; however, efforts to raise additional equity capital have proven unsuccessful and the company's contract with an investment banker expired during the quarter. The Bank's loans originated through the program have been fully repaid with no losses. The Bank is no longer a lender in this program. Additionally, no tax benefit has been recognized for the impairment loss due to a lack of expected future capital gains. The Company holds no other similar investments. Other non-interest income increased for several reasons including:

o Gains-on-sales of securities totaled $236,000 during the June 2003 quarter as the Company continued to restructure the investment portfolio with the sale of $25 million of mortgage-backed securities. These securities had an average book yield of 1.10%, an average life of .28 years, and a three-month weighted average prepayment speed of over 50 CPR (Constant Prepayment Rate). The Company will continue to evaluate the investment portfolio for opportunities to reduce both prepayment and extension risk.
o During the June 2003 quarter, the Company had gains of $150,000 from the sale of $5.8 million of adjustable rate mortgage loans from the portfolio that had a prepayment speed of 73 CPR and a weighted average coupon of 6.67%.
o Income related to the April 2002 purchase of $10 million of BOLI resulted in $133,000 of income during the June 2003 quarter. As of April 3, 2003, the annual rate adjustment date, the yield on the BOLI was reduced by 1.0%, to 5.15%.
o With the continued increase in fixed-rate residential mortgage refinances, the Company realized $405,000 of gains on sales of such loans.

                                  (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                    THIRD QUARTER EARNINGS
August 5, 2003                                                                 6


o During the June 2003 quarter, the Company experienced an increase in insurance commissions to $2.5 million, an increase of investment commission income from annuity sales to $396,000 and an increase in trust fees to $660,000. Trust assets under management increased to $151 million as of June 30, 2003.

Total non-interest income accounted for 13% of interest income plus non-interest income (gross revenue) for the June 2003 quarter and 19% of gross revenue for the nine months ended June 2003. Non-interest income was $8.1 million for the nine months ended June 30, 2003, compared to $5.4 million for the comparable nine-month period ended June 30, 2002 as the current period reflected $1.5 million gain-on-sale of securities and loans, as well as increased fee income earned from the banking, insurance, investment and trust lines of business. The prior year period included $332,000 of gain on sale of $50 million of indirect auto loans. The cross sales to customers among the lines of business has enhanced the service fee, insurance, investment and trust related non-interest income.

Non-Interest Expense
--------------------

Non-interest expense increased $800,000, or 13%, for the quarter ended June 30, 2003 compared to the quarter ended June 30, 2002 and $231,000, or 4%, compared to the quarter ended March 31, 2003. The increase from the June 2002 quarter was primarily due to increased staffing for business development, a $107,500 impairment loss (on a pre-tax basis) recognized in relation to the pending sale of two free-standing bank offices closed on as of July 1, 2003 and increased occupancy costs as a result of the addition of three offices purchased from Schuylkill Savings in January 2002. The fiscal year-to-date non-interest expenses for the nine months ended June 30, 2003 increased 16% over the prior year comparable period, as a result of increases in staffing, the impairment loss related to the sale of closed offices and occupancy expenses associated with the acquisition of offices from Schuylkill Savings in January 2002, as well as the increases in marketing costs for the new branding campaign.

Income Tax Expense
------------------

Income tax expense for the quarter and for the nine-months ended June 30, 2003 decreased over the prior year comparable quarter, the March 2003 quarter, and the nine-months ended June 30, 2002 due to the reduction in pre-tax net income and income generated from BOLI, which is excludable for income tax purposes. Additionally, no tax benefit was recognized on the $1.5 million loss on

                                  (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                    THIRD QUARTER EARNINGS
August 5, 2003                                                                 7


impairment referred to earlier since it is a capital loss.

Balance Sheet
-------------

Total assets  decreased  $17 million from $903 million at September 30, 2002 and
$17 million from $903 million at March 31, 2003 to $886 million at June 30, 2003. Total loans receivable increased by $1.4 million during the June 2003 quarter, primarily in the indirect automobile loans category. During the nine months ended June 30, 2003, mortgage loans declined $37.9 million as industry-wide refinances continued due to the lower interest rate environment offset by an increase of $42.3 million in indirect auto loans having higher yields. During this quarter, the company continued to restructure its investment portfolio to minimize the impact of the decline in yields from accelerated prepayments and related premium amortization in investment securities and borrowings. Deposit outflows totaled $19 million in the quarter primarily as a result of the maturity of municipal jumbo CDs and money market and transaction account withdrawals. This decrease was funded with the liquidation of short-term investment securities. As of June 30, 2003, the company's tangible book value was $12.47 per share.

FY 2003 and FY 2004
-------------------

Mrs. Beard indicated, "The Company expects the net interest margin for the final quarter of FY 2003 to hold steady as long as there are no further reductions in market rates. The Bank is positioned with a slightly positive repricing gap that should help the net interest margin over time as interest rates rise. For FY 2004, the Company expects fiscal year 2004 to see the benefit of net interest margin improvement with the repayment of $56 million of FHLB advances maturing in December 2003 through February 2004 that have a cost of 5.71%. The repayment is expected to be made with funds invested in short-term investments currently yielding 2.44%. The increase in insurance commission income, trust fees, and banking service charges are expected to continue as the internal cross-selling efforts expand and the business lines continue to increase the product volumes. In addition, the Company expects future operating results to be positively affected by the following:

o Strengthened and improved collection and commercial lending policies and procedures that are expected to limit future additions to non-performing loans.
o The majority of the Company's stock awards will be fully vested in October 2003 and the related vesting expenses will then be eliminated.

                                  (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                    THIRD QUARTER EARNINGS
August 5, 2003                                                                 8


o Installation of a new telephone system was completed in the Hazleton offices in June 2003 with the remaining office installations expected to be completed by September 30, 2003. This new system is expected to reduce annual long distance telephone costs by approximately $125,000 by transmitting over the inter-office data lines.
o In addition to the three branch office closings of July 1, 2003, the office hours in a fourth branch were reduced effective May 1st with related staff reductions. These office changes are expected to result in pre-tax savings of $330,000 per year beginning in the fourth fiscal quarter of 2003. Deposit services will be provided by nearby Bank offices. The Bank continues to evaluate methods to increase efficiencies in serving customers.
o In July 2003, the Company implemented a Customer Service Center to assist customers with inbound telephone inquiries and identify ways to meet the customers' needs with additional First Federal products and services. The Center was staffed with the relocation of existing staff and thus there are no related additional staffing expenses. This service center is expected to improve efficiencies in meeting customer service while reducing operating costs and increasing the number of services First Federal is able to provide per customer across the Banking, Insurance, Investment and Trust lines of business.

Ongoing evaluations of ways to improve operating efficiencies and reduce operating costs are underway. The Company continues efforts to increase the financial contributions of the insurance, investment, and trust lines of the business in an effort to increase non-interest income. Mrs. Beard concluded "We are confident that providing our customers with Banking, Insurance, Investment and Trust products and services to meet their financial needs will lead to increased profits from all of our lines of business."

Northeast Pennsylvania Financial Corp. is the holding company of First Federal Bank, Higgins Insurance Associates, Inc., Abstractors Inc. and Northeast Pennsylvania Trust Co. The Company, through its subsidiaries, serves Northeastern and Central Pennsylvania through its sixteen full service community office locations, three financial centers and a loan production office.

Statements contained in this news release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such

                                  (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                    THIRD QUARTER EARNINGS
August 5, 2003                                                                 9



forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

                                  (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                    THIRD QUARTER EARNINGS
August 5, 2003                                                                10



   SELECTED FINANCIAL INFORMATION
   (Dollars in Thousands, Except Per Share Data and Ratios)

                                Three months ended   Nine months ended  Three months ended
                                      June 30,            June 30,          March 31,
                                      --------            --------          ---------
Operating Data:                    2003      2002*     2003     2002*          2003*
---------------                    ----      -----     ----     -----          -----

Total interest income           $11,077   $13,170    $34,810   $40,007       $11,498
Total interest expense            6,115     7,234     19,508    21,733         6,439
                                -------   -------    -------   -------       -------
Net interest income               4,962     5,936     15,302    18,274         5,059
Provision for loan losses           850       726      1,830     1,969           610
                                -------   -------    -------   -------       -------
Net interest income after
 provision loan losses            4,112     5,210     13,472    16,305         4,449
Non-interest income               1,715     2,235      8,060     5,422         3,728
Non-interest expense              6,803     6,003     19,921    17,100         6,572
                                -------   -------    -------   -------       -------
Income before income taxes         (976)    1,442      1,611     4,627         1,605
                                -------   -------    -------   -------       -------
Income taxes                        128       498        968     1,612           574
                                -------   -------    -------   -------       -------
Net income                      $(1,104)     $944       $643    $3,015        $1,031
                                ========  =======    =======   =======       =======
Earnings per share - basic        $(.29)     $.23       $.17      $.73          $.27
Earnings per share - diluted      $(.28)     $.22       $.16      $.69          $.26
Weighted average shares
 outstanding - basic           3,754,381 4,016,261 3,759,857 4,149,489     3,760,791
Weighted average shares
 outstanding - diluted         3,934,135 4,255,730 3,941,151 4,378,641     3,949,818
Net interest income on a tax
 equivalent basis                 $5,158    $6,121   $15,865   $18,819        $5,255



Balance Sheet Data:          6/30/03  3/31/03*   12/31/02*   9/30/02*
-------------------          -------  --------   ---------   --------
Total assets                $885,786   $902,799   $919,591   $902,612
Total securities             299,535    313,303    326,288    331,538
Loans, net                   493,930    492,523    489,578    489,186
Deposits                     578,765    597,823    613,616    606,412
FHLB Advances                208,406    208,411    208,416    208,421
Other borrowed funds          23,061     23,062     23,621     10,184
Total equity                  64,462     64,151     65,403     65,694
Book value per share          $15.43     $15.36     $15.68     $15.75

*As anticipated to be restated

                                   (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                    THIRD QUARTER EARNINGS
August 5, 2003                                                                11

Average Balance Sheet Data*:

                                6/30/03   3/31/03*  12/31/02* 9/30/02*  6/30/02*
                                -------   --------  --------- --------  --------

Average total assets            $894,949  $902,723  $917,546  $882,573  $859,312
Average total earning assets     845,835   854,084   861,126   835,257   817,448
Average loans, net               498,787   495,285   496,241   485,666   510,343
Average stockholder's equity      65,221    65,469    64,820    66,863    67,312

*Numbers represent quarterly data


                                                                                                At or for
                                                                                                -- -- ---
                                                                                                the three
                                                                                                --- -----
                                                 At or for the three      At or for the nine     months
                                                 -- -- --- --- -----      -- -- --- --- ----     ------
                                                   months ended              months ended        ended
                                                   ------ -----              ------ -----        -----
Selected Ratios:                                6/30/03   6/30/02*        6/30/03   6/30/02*    3/31/03*
----------------                                -------   --------        -------   --------    --------

Return on average assets(1)                      (.49)%    .44%            .09%      .48%        .46%
Return on average equity(1)                     (6.77)%   5.61%           1.32%     5.75%       6.30%
Net interest margin(1) (fully tax equivalent)    2.44%    2.98%           2.46%     3.12%       2.43%
Allowance for loan losses to loans               1.15%    1.00%           1.15%     1.00%       1.06%


(1) Annualized

*As anticipated to be restated


                                      ###